EXHIBIT 5

Jean Svoboda
Vice President/General Counsel
1097 Commercial Avenue
P.O. Box 38
Mail Code: 294-953
East Petersburg, PA 17520
jsvoboda@sterlingfi.com
Telephone Number 717/735-4908
Facsimile Number 717/735-4858

June 28, 2005

Board of Directors
Sterling Financial Corporation
101 North Pointe Blvd.
Lancaster, Pennsylvania 17603

Re: 2005 Directors Stock Compensation Plan and Policy

Ladies and Gentlemen:

     You have asked me to provide you with my opinion as to whether the common shares, $5.00 par value, of Sterling Financial Corporation (the “Company”) which may be issued from time to time pursuant to the Company’s 2005 Directors Stock Compensation Plan and Policy (the “Plan”), when and if such shares are issued pursuant to the Plan, will be duly and validly issued, fully paid and non-assessable.

     In connection with this matter, I, as General Counsel to the Company, have reviewed the Business Corporation Law of the Commonwealth of Pennsylvania, the Company’s Articles of Incorporation, the Company’s Bylaws, the Plan document, and such other documents and authority as I have deemed necessary under the circumstances to render the opinion hereinafter set forth.

     Based upon such review, it is my opinion that the common shares of the Company issuable under the Plan, when and as issued in accordance with the provisions of the Plan document, will, when so issued, be duly and validly issued, fully paid and non-assessable.

     I hereby consent to the use of my name in Item 5 of Part II of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement which the Company is filing in connection with the registration of 100,000 common shares of the Company issuable under the Plan.

Very truly yours,

/s/ Jean Svoboda

Jean Svoboda
Vice President, General Counsel and Secretary
Telephone: 717-735-4908
Facsimile: 717-735-4858